Exhibit 10.2

July 25, 2016

Ronald J. Fior

Dear Ron,

Quotient Technology Inc. (“Quotient” or the “Company”) is pleased and proud to extend to you an offer of employment with Quotient as our Chief Financial Officer and Principal Accounting Officer. This position will report to Steven Boal, in the Mountain View, CA office, and we look forward to your starting on or about August 10, 2016.  At Quotient, we know that people are our most important asset, and we are happy to offer you a comprehensive compensation package which includes the following:

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An annual base salary of $370,000, paid on a semi-monthly basis, less all applicable withholding and deductions.  Currently, the Company’s salary payroll dates are the 15th and the last working day of each month.

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The opportunity to earn an annual, discretionary bonus of up to 50% of your base salary (less all applicable withholding and deductions). This bonus is based upon your successful completion of objectives, your overall performance and the Company’s overall performance to be determined by the Company in its sole discretion. The bonus will be prorated to your start date in your first year of employment. You must remain an employee of the Company through each bonus payment date in order to receive your bonus.

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A benefits package (subject to eligibility) which includes medical, dental, and vision coverage.  You may also be eligible to participate in Quotient’s 401(k) plan, which currently includes a company match of up to $6,000 annually.  The complete benefits package is outlined in the attached benefits summary.

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Subject to the approval of Quotient’s Board of Directors (the “Board”) or its Compensation Committee, you will be granted restricted stock units (the “RSUs”) to acquire 85,000 shares of Quotient’s Common Stock.  The RSUs will be subject to the terms and conditions applicable to awards granted under Quotient’s equity incentive plan (“Plan”), as described in the Plan and the applicable award agreement.  The RSUs will vest twenty-five percent (25%) of the shares on the one (1) year anniversary of your employment start date or other vesting commencement date, as determined by the Board or its Compensation Committee (the “Vesting Commencement Date”), and twenty-five percent (25%) of the shares each year thereafter on the same day of the year as the Vesting Commencement Date, as further described in the Plan and the applicable award agreement.  No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

400 Logue Avenue, Mountain View, CA 94043  O 650.605.4600  F 650.605.4700  W quotient.com

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Subject to the approval of the Board or its Compensation Committee, you will be granted an option to purchase 185,000 shares of Quotient’s Common Stock (“Option”). The exercise price per share of the Option will be equal to the fair market value per share on the date the Option is granted, which will be the later of 3rd trading day following the release of the Company’s prior quarter results of operations and your employment state date. The Option will be subject to the terms and conditions applicable to options granted under the Plan and the applicable stock option agreement. Twenty-five percent (25%) of the shares subject to the Option vest on the one (1) year anniversary of your Vesting Commencement Date, and one forty-eighth (1/48) of the shares subject to the Option will vest each month thereafter on the same day of the month as the Vesting Commencement Date, as further described in the Plan and the applicable stock option agreement.

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Subject to the approval of the Board or its Compensation Committee, you will be permitted to enter into the Company’s standard Change of Control Severance Agreement (the “Severance Agreement”) based on your position with the Company.  The Severance Agreement will set forth the severance payments and benefits to which you would be entitled in connection with certain terminations of employment, as set forth in the Severance Agreement.  A copy of the Severance Agreement is attached.

We also do have conditions of employment (many legally mandated), a few of which we need to highlight for you in this letter.  In order to go forward as an employee of Quotient, you will need to understand and agree to the following:

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We require a fully signed and executed At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”). This is being provided to you with this offer, and, your signed copy will be provided to you on or after your last day of employment. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed Confidentiality Agreement before your first day of employment.

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In addition, by signing this letter, you confirm that you are under no contractual or other obligations that would prohibit you from, or that would conflict or that are inconsistent with your performing your duties with Quotient.  Lastly, we fully expect that you will comply with any prior employers’ agreements of this nature or any other obligations you may have to a former employer or otherwise.

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All employment with Quotient is “at-will,” meaning that either you or Quotient may terminate your employment at any time and for any reason or for no reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and Quotient regarding this term. Although your job duties, title, compensation and benefits, as well as Quotient’s policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and Quotient’s Chief Executive Officer. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

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During the period that you are employed by Quotient, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of Quotient.  Please disclose to Quotient in writing any other employment, business or activity that you are currently associated with or participate in that competes with Quotient.  You may not assist any other person or organization in competing with Quotient or in preparing to engage in competition with the business or proposed business of Quotient.

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On your first day of work, please bring documentation demonstrating that you have authorization to work in the United States.  A list of required documents will be provided to you prior to your start date.  If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our Human Resources office at (650) 605-4600w.

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The Company will undertake a background investigation and reference check in accordance with applicable law. This investigation and reference check may include a consumer report, as defined by the Fair Credit Reporting Act (“FCRA”), 15 U.S.C. 1681a, and/or an investigative consumer report, as defined by FCRA, 15 U.S.C 1681a, and California Civil Code 1786.2(c). This investigation will also include a consumer credit report, as defined by the California Civil Code 1785.3(c), which is being requested because your position will be managerial; you will have access to confidential or proprietary information of the type described in California Labor Code § 1024.5(a)(7); your role will involve regular access to bank or credit card information, social security numbers and dates of birth (excluding ordinary retail work); you will be a named signatory on the Company’s bank or credit card account; you will be authorized to transfer money on the Company’s behalf; you will be authorized to enter into financial contracts on the Company’s behalf; and your role will involve regular access to cash of $10,000 or more during the workday that belongs to the Company or its clients and customers. This job offer is contingent upon a clearance of such a background investigation and/or reference check, and upon your written authorization to obtain a consumer report, consumer credit report and/or investigative consumer report. Refer to the attached Background and Credit Check Disclosure and Authorization for important disclosures and a written authorization form.

This letter, along with the Severance Agreement and the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede and replace any prior understanding or agreements, whether oral, written or implied, between you and Quotient regarding the matters described in this letter.

We would be delighted if you would accept this offer, with all the terms and conditions listed above, by signing and dating both the original of this letter as well as the Confidentiality Agreement and return them to me.  This offer, if not accepted, will expire at the close of business on July 28, 2016

We cannot tell you how excited we are that you are making the decision to join Quotient!  If you have any questions concerning this offer, please call me at (650) 605-4665.

Very truly yours,

Quotient Technology Inc.

By: Michael Carrillo Bourque
Title: Vice President of Human Resources

Agreed to and accepted:

You acknowledge that you have carefully read and considered all provisions of this letter and the attachments and agree that all of the restrictions set forth herein are fair and reasonably required to protect the interests of Quotient.  You acknowledge that you have received a copy of this letter and the attachments as signed by you.  You acknowledge that, prior to signing this Agreement, you have had an opportunity to seek the advice of independent counsel of your choice relating to the terms of this letter and the attachments.

/s/ Ronald J. Fior
Ronald J. Fior

Dated:	July 27/2016	Start Date:	Aug 10/2016

Enclosures:

•	At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement
•	Change of Control Severance Agreement
•	Employment Application
•	Background Check Authorization
•	Benefits Summary